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                                                                      Exhibit 12

                          TEXTRON FINANCIAL CORPORATION
                             COMPUTATION OF RATIO OF
                            EARNINGS TO FIXED CHARGES

                                                             SEPTEMBER 30, 2005
                                                           (DOLLARS IN MILLIONS)

Income before income taxes...............................          $  120
                                                                   ------
FIXED CHARGES:

Interest on debt.........................................             152

Estimated interest portion of rents......................               2
                                                                   ------
Total fixed charges......................................             154
                                                                   ------

Adjusted income..........................................             274

Ratio of earnings to fixed charges (1)...................            1.78
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(1)   The ratio of earnings to fixed charges has been computed by dividing income before income taxes and fixed charges by fixed charges. Fixed charges consist of interest on debt and one-third rental expense as representative of interest portion of rentals.